SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2003

Juno Lighting, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-11631	36-2852993
(State of other jurisdiction of incorporation)	(Commission file number)	(IRS Employer identification No.)

1300 South Wolf Road, Des Plaines, Illinois, 60017-5065
(Address of principal executive offices and zip code)

(847) 827-9880
(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition.

Explanatory Note: This filing on Form 8-K/A amends the Form 8-K filed by Juno Lighting, Inc. on June 24, 2003. This Form 8-K/A is being filed to include the reconciliation of and related disclosures regarding certain non-GAAP financial measures as required by Regulation G and Item 12 of Form 8-K.

This information, including exhibits attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The reconciliation and related disclosures are set forth below:

EBITDA Reconciliation (unaudited)

	Three Months		Six Months Ended
	May 31,		May 31,

(In Thousands)	2003	2002	2003	2002

Net Income	4,298	4,160	7,116	4,202

Add Back (Subtract):
Income Taxes	2,633	2,538	4,209	2,564
Interest Expense	4,025	4,283	8,134	8,680
Gain on Interest Rate Swap	(427)	(527)	(1,690)	(754)
Interest and Royalty Income	(44)	(41)	(62)	(64)
Depreciation and Amortization	1,449	1,519	2,884	3,003
Deferred Compensation and Other Non-Cash Charges	157	19	319	37

EBITDA	12,091	11,951	20,910	17,668

EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) deferred compensation and (f) other non-cash charges. The non-cash charges referred to in the above reconciliation primarily related to the amortization of a step up in the inventory value of an acquired subsidiary. EBITDA is not a calculation prepared in accordance with generally accepted accounting principles and, because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. Additionally, EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. However, EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. We also use EBITDA as an integral part of internal reporting to evaluate management team performance and to monitor compliance with certain financial covenants in our credit agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 3, 2003	JUNO LIGHTING, INC.

By:		S/ GEORGE J. BILEK

George J. Bilek
Vice President - Finance